CONSENT OF INDEPENDENT AUDITORS



The Board of Trustees and Shareholders
U.S. Global Investors Funds:


We consent to the use of our report dated August 19, 2004, incorporated in this Registration Statement by reference, to the U.S. Global Investors Funds, and to the references to our firm under the captions "Financial Highlights" in the prospectus and "Independent Registered Public Accountants" in the Statement of Additional Information.


/s/ KPMG LLP
Boston, Massachusetts
October 26, 2004